Exhibit 5.1

J.J. Viottastraat 52 1071 JT Amsterdam The Netherlands T +31 20 760 16 00 info@vancampenliem.com www.vancampenliem.com

To:

Expro Group Holdings N.V.

Mastenmakersweg 1

1786PB Den Helder

The Netherlands

July 8, 2024

Re:	Expro Group Holdings N.V. – Form 8-K (exhibit 5.1)

Dear Sirs,

You have requested us to render an opinion on matters of Dutch law in relation to the offering (the “Offering”) and sale of up to an aggregate of 6,750,000 common shares (the “Shares” and each a “Share”) each with a nominal value of six eurocents (EUR 0,06) in the capital of Expro Group Holdings N.V. (the “Company”), from time to time by the selling shareholders, pursuant to a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 8, 2024, forming part of the registration statement on Form S-3 (File No. 333-269193) (the “Registration Statement”), as referred to in the relevant Current Report on Form 8-K filed with the SEC by the Company (the “Form 8-K”);

1.	Scope of Opinion

This opinion is given only with respect to Dutch law in force at the date of this opinion letter as applied by the Dutch courts. It (including all terms used in it) to be construed in accordance with Dutch law. No opinion is expressed or implied as to the laws of any other jurisdiction.

Van Campen Liem is the joint trade name of Liem & Partners N.V. and Van Campen & Partners N.V.

Liem & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54787882.

Van Campen & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54033500.

2.	Documents Examined

For the purposes of rendering this opinion, we have examined copies of the following documents:

a.	the Registration Statement;

b.	the prospectus dated January 12, 2023 and the prospectus supplement dated July 8, 2024 with respect to the Registration Statement;

c.	the share issue deed of the Company, dated May 15th, 2024;

d.

any originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion;

e.	the notarial deed of incorporation of the Company, executed on 1 February 2006, before Tjien Hauw Liem Esq., civil law notary practicing in Amsterdam (the “Incorporation Deed”);

f.

the notarial deed of amendment of the articles of association of the Company, executed on October 1, 2021 before Paul Cornelis Simon van der Bijl Esq., civil law notary practicing in Amsterdam, which includes the articles of association of the Company as currently in force;

g.	the excerpt dated as per July 8, 2024 in relation to the registration of the Company at the Dutch trade register (the “Trade Register”) under file number 34241787 (the “Excerpt”);

h.	the Form 8-K,

as well as any further documents as we have deemed necessary.

3.	Assumptions

For the purpose of rendering this opinion we have assumed:

a.	Each copy conforms to the original and each original is genuine and complete;

b.	Each signature is the genuine signature of the individual concerned; and

c.	The Form 8-K has been or will have been filed with the SEC in the form referred to in this opinion.

4.	Opinion

Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications set forth herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

the Shares are validly issued, fully paid and non-assessable.

5.	Qualifications

1.

In this opinion, the term “non-assessable” – which term has no equivalent in Dutch – means, in relation to a Share, that (i) the Company has no right to require the holder of the Share to pay the Company any amount (in addition to the amount required for the Shares to be fully paid) and (ii) the holder of the Share will have no payment obligations to the creditors of the Company, in each case solely as a result of his shareholder ownership.

2.

The opinions expressed herein may be affected or limited by (a) the general defenses available to obligors under the laws of the Netherlands in respect of the validity and enforceability of agreements and (b) the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganization, moratorium of payment (surseance van betaling) and other or similar laws of general application (including but not limited to the 1977 Sanction Act (Sanctiewet 1977) now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

6.	Miscellaneous

This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.

This opinion is an exhibit to the Form 8-K and may be relied upon only for the purpose of the Offering.

This opinion is solely rendered by Liem & Partners N.V. being the sole entity responsible for this opinion, with the exclusion of any of its officers, employees, legal professionals and affiliates. Any liability of Liem & Partners N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

We hereby consent the Company (the “Consents”) to:

a.	file this opinion with the SEC as Exhibit 5.1 to the Form 8-K; and

b.

refer to Van Campen Liem (Liem & Partners N.V.) under the heading “Item 8.01. Other Events,” and to Van Campen Liem (Liem & Partners N.V.) giving this opinion under the heading “Item 9.01. Financial Statements and Exhibits,” in the Form 8-K.

Yours sincerely,

/s/ Edwin Liem

Edwin Liem

Van Campen Liem / Liem & Partners N.V.

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